THE VANGUARD GROUP, INC. AMENDMENT TO DAILY VALUATION AGENCY AGREEMENT THIS AMENDMENT TO DAILY V ALUA TION AGENCY AGREEMENT (this "Amendment") is dated as of At, \ JJ;t'- ,2007, with an effective date of October 16,2007, by and between THE VANGUARD G OUP, INC. ("Vanguard") and THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (the "Agent"), on its behalf and on behalf of one or more of its affiliates doing business as Prudential Retirement. This Amendment is intended to be limited to that part ofthe Prudential organization doing business as Prudential Retirement. WIT N E SSE T H: WHEREAS, the parties hereto have entered into a Daily Valuation Agency Agreement dated as of October 1, 1998 (the "Agreement"), pursuant to which assets of certain tax-qualified defined contribution plans (each a "Plan" and collectively, the "Plans") for which the Agent or its designee provides participant accounting, recordkeeping and administrative services, are or will be invested in the Funds, through accounts held in the name of the Agent; and WHEREAS, the parties desire to modify the Agreement in certain respects; NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows: 1. Defined Terms. Unless otherwise defined herein, capitalized terms in this Amendment shall have the same meanings assigned in the Agreement. 2. Amendment of Agreement. The Agreement is hereby amended by inserting a new Section 11 to read in full as follows: "11. Plan Transactions and Restrictions. (a) Agreement to Provide Information. The Agent agrees to provide to Vanguard on behalf of a Fund, upon written request or such other means as agreed upon, the taxpayer identification number ("TIN"), if known, of any or all Plan(s) and/or Plan participant(s) that purchased, redeemed, transferred, or exchanged shares of a Fund held through an account maintained by the Agent, and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of such Fund held through an account maintained by the Agent during the period covered by the request. (b) Period Covered by Request. Requests must set forth a specific period, not to exceed 120 calendar days from the date of the request, for which transaction information is sought. Vanguard may request transaction information older than 120 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by a Fund for the purpose of eliminating or reducing any dilution of the value ofthe outstanding shares issued by the Fund. For requests for information that cover periods prior to October 16,2007, the #91509,3 4/11/2007

Agent agrees to use best efforts to provide information reasonably requested by Vanguard in connection with its efforts to (i) limit or reduce abusive trading in shares issued by the Fund or (ii) collect purchase or redemption fees (if applicable). (c) Form and Timing of Response. (i) The Agent agrees to provide the requested information that is on its books and records to Vanguard promptly, but in any event not later than ten business days, after receipt of a request by Vanguard. If the requested information is not on the Agent's books and records, the Agent agrees to use best efforts to promptly either: (A) provide (or arrange to have provided) to Vanguard the information set forth in paragraph (a) above for Plans or Plan participants who hold an account with an indirect intermediary or (B) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instances, the Agent agrees to inform Vanguard whether it plans to perform (A) or (8). For purposes of this paragraph, an "indirect intermediary" has the same meaning as defined in SEC Rule 22c-2(c)(5)(3) under the 1940 Act. (ii) Responses required by this paragraph must be communicated in a format mutually agreed upon by Vanguard and the Agent. (iii) To the extent practicable, the format for any transaction information provided to Vanguard should be consistent with the NSCC Standardized Data Reporting Format. (d) Limitations on Use ofInformation. Vanguard agrees that the information provided pursuant to paragraph (a) above will not be used for marketing or any other purpose not related to (i) limiting or reducing abusive trading in shares issued by the Fund, (ii) collecting purchase or redemption fees (if any), or (iii) fulfilling other regulatory or legal requirements, subject to the privacy provisions of Title V ofthe Gramm-Leach-Bliley Act (Public Law 106- 102) and comparable state laws. (e) Agreement to Restrict Trading. The Agent agrees to execute written instructions from Vanguard on behalf of a Fund to restrict or prohibit further purchases (not including system initiated purchases pursuant to allocation models or instructions) or exchanges of Fund shares by a Plan or Plan participant that has been identified by the Fund as having engaged in transactions of the Fund's shares (directly or indirectly through an account maintained by the Agent) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. (f) Form of Instructions. Instructions must include the TIN, ifknown, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN is not known, the instructions must include an equivalent identifying number of the Plan(s), Plan participant(s) or Plan account(s) or other agreed upon information to which the instruction relates. (g) Timing of Response. The Agent agrees to execute instructions from Vanguard to restrict or prohibit trading as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Agent. (h) Confirmation by the Agent. The Agent must provide written confirmation to Vanguard that instructions from Vanguard to restrict or prohibit trading have been executed. The #9\509,3 4111/2007 2

Agent agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after receipt of the instructions. (i) Fund Policies. Vanguard shall assist the Agent, upon request, with the preparation of a written summary ofthe Fund's market timing or other abusive trading policies that the Agent may provide to Plan participants. (j) Definitions. For purposes of this Section 11, the following terms shall have the following meanings: (i) The term "Fund" or "Funds" shall mean any Vanguard Fund or Vanguard Funds other than an "excepted fund" as defined in SEC Rule 22c-2(b) under the 1940 Act; and (ii) The term "written" includes electronic writings and facsimile transmissions." 3. No Other Modifications. Except as specifically modified hereby, the Agreement remains in full force and effect. #91509,3 4/11/2007 3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first written above. T1~:ROUP' INC. By: \pUN ""'. HAZNe) Title: Pnncipal ,Jr. President, Investment Products & Advisory Services #91509,3 4/11/2007 4